EXHIBIT 10.1.D
                                                            Agenda Date:  2/6/02
                                                                Agenda Item:  2C


                             [STATE SEAL - OMITTED]

                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES
                               TWO GATEWAY CENTER
                                NEWARK, NJ 07102

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IN THE MATTER OF THE VERIFIED PETITION OF JERSEY     )
CENTRAL POWER & LIGHT COMPANY, DOING BUSINESS AS     )
GPU Energy, FOR A BONDABLE STRANDED COSTS RATE       )
ORDER IN ACCORDANCE WITH CHAPTER 23 OF THE LAWS OF   )
1999, TO AUTHORIZE THE IMPOSITION OF A               )          BONDABLE
NON-BYPASSABLE TRANSITION BOND CHARGE, THE           )       STRANDED COSTS
ISSUANCE AND SALE OF UP TO $320 MILLION AGGREGATE    )         RATE ORDER
PRINCIPAL AMOUNT OF TRANSITION BONDS BY A            )
FINANCING ENTITY TO RECOVER PETITIONER'S BONDABLE    )
STRANDED COSTS, AND THE APPLICATION OF TRANSITION    )    DOCKET NO. EF99080615
BOND PROCEEDS TO RETIRE OUTSTANDING DEBT, EQUITY     )
OR BOTH, AND TO APPROVE THE METHODOLOGY FOR THE      )
CALCULATION AND ADJUSTMENT OF THE TRANSITION BOND    )
CHARGE AND MARKET TRANSITION CHARGE-TAX RELATED      )
THERETO.
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                             (SERVICE LIST ATTACHED)


     Thelen Reid & Priest LLP, Marc B. Lasky, Esq., Morristown, New Jersey,
       Counsel for Jersey Central Power & Light Company, d/b/a GPU Energy.

     Fred S. Grygiel, Chief Economist, Mark C. Beyer, Manager, Office of the Economist on behalf of the Staff of the Board of Public Utilities and DAG Ray Lamboy, Division of Law.

BY THE BOARD:

By Verified Petition filed with the Board of Public Utilities ("Board" or "BPU") on August 25, 1999 (the "Initial Petition"), as amended by Amendment No. 1 to Verified Petition filed with the BPU on December 14, 1999 ("Amendment No. 1"), and as further amended by Amendment No. 2 to Verified Petition filed with the BPU on May 29, 2001 ("Amendment No. 2", and, together with the Initial Petition and Amendment No. 1, the "Petition") Jersey Central Power & Light Company, doing business as GPU Energy (the "Company"), for purposes of recovering the stranded costs deemed eligible for rate recovery by the Board in the Summary Order dated May 24, 1999, which was more fully detailed in the Final Decision and Order dated March 7, 2001 ("Restructuring Order"), in BPU Docket Nos. E097070458, E097070459 and E097070460 and OAL Docket Nos. PUC-7307-97 and PUC 7308-97,
together with other bondable stranded costs described in the Electric Discount


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and Energy Competition Act (the "Act"), P.L. 1999, c. 23, codified at N.J.S.A.
48:3-49, et seq., and to enable the Company to comply with the rate reduction requirements determined by the Board to be necessary and appropriate consistent with the provisions of Sections 4 and 13 of the Act, requests that the Board issue an irrevocable bondable stranded costs Rate Order (the "Financing Order") to authorize: (i) the imposition of a usage-based nonbypassable transition bond charge (the "TBC"), as provided in Section 18 of the Act, and the collection of such charge by the Company or another entity approved by the Board; (ii) the Company to transfer its interest in the Bondable Transition Property (as defined below) in respect of such TBC to a financing entity approved by the Board; (iii) the issuance and sale of up to $320 million aggregate principal amount of transition bonds (the "Transition Bonds") by a financing entity approved by the Board to securitize the recovery of the Company's bondable stranded costs (the "Transition Bond Transaction") and to apply the net proceeds of such bonds to retire the Company's outstanding debt, equity or both; (iv) the methodology for the calculation and adjustment of a tax component (the "MTC-Tax") to be included in its nonbypassable market transition charge (the "MTC") and the collection of such charge as previously authorized by the Board in the Restructuring Order to recover federal income and state corporation business taxes, if applicable, associated with the Bondable Transition Property (as defined below) and the collection of the TBC and the MTC-Tax (the "MTC-Tax Component") to reconcile future tax rates and MTC-Tax collections to assure full recovery of the MTC-Tax Component; and (v) the methodology for the calculation and adjustment of the TBC.

The Company has stated that the proceeds of the Transition Bonds (net of Upfront Transaction Costs (as defined below)) will be used by or on behalf of the Company solely for the purposes of reducing the amount of its otherwise recovery-eligible stranded costs, through the retirement of debt or equity, or both, of the Company consistent with Section 14 of the Act.

The Company has noted that the cost savings expected to be achieved as a result of the issuance of the Transition Bonds, based on certain assumptions contained herein or contained in the Petition as to the terms of such issuance, have already been passed on to ratepayers in the form of reduced rates for electricity as described in the Restructuring Order. Exhibits A and A-1 of the Petition set forth a calculation of the net present value savings already provided to ratepayers in the Restructuring Order in anticipation of the Transition Bond Transaction based on such assumptions. The Company's MTC and TBC will be trued up to reflect the terms of the actual Transition Bond Transaction so that, among other things, any incremental savings from the actual Transition Bond Transaction, beyond those anticipated and already provided to ratepayers, will benefit ratepayers through adjustments to the TBC and MTC.

1. PROCEDURAL HISTORY

On April 30, 1997, the Board issued an Order adopting and releasing a document entitled "Restructuring the Electric Power Industry in New Jersey: Findings and Recommendations" (the "Final Report"). The Final Report contained the findings and recommendations concerning the future structure of the electric power industry in New Jersey, including the recommendation that in the future electric consumers be offered a choice of electric power suppliers in order to effectuate substantial economic benefits by way of lower electric bills and the provision of more service options to the State's residents and businesses.

Recognizing that there were a number of substantial procedural steps necessary to implement the recommended policies and to prepare for the commencement of retail competition, the Board directed in the Order adopting the Final Report that each of the State's four investor owned electric utilities make three




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filings: a rate unbundling petition, a stranded cost petition, and a restructuring plan.

On July 11, 1997, the Board issued an Order Establishing Procedures, wherein it determined to transmit each utility's rate unbundling and stranded cost filings to the Office of Administrative Law (the "OAL") for hearings and the issuance of an Initial Decision. The Board also determined to retain the restructuring plan filings for its own review and, as necessary, hearings.

On July 15, 1997, the Company filed three Petitions in response to the Final Report. The Company's unbundling and stranded costs Petitions were transmitted to the OAL and assigned to Administrative Law Judge Diana C. Sukovich ("ALJ Sukovich") (BPU Docket Nos. EO97070458 and EO97070459 respectively). The restructuring Petition was retained by the Board (BPU Docket No. EO97070460).

Twenty days of evidentiary hearings on the unbundling and stranded costs proceedings were conducted by ALJ Sukovich at the OAL between December 2, 1997 and February 24, 1998. During that time period, witnesses were cross-examined on their prefiled direct testimony, as well as on any filed rebuttal or surrebuttal testimony. At the close of hearings, a briefing schedule and issues outline were adopted by ALJ Sukovich. After requesting and receiving extensions of time from the Board, Initial Briefs were filed March 12, 1998. Reply Briefs were filed on March 25, 1998.

After the Company's unbundling and stranded cost hearings and briefing were completed at the OAL, approximately twenty additional days of evidentiary hearings were held before Commissioner Carmen J. Armenti between April 27 and May 28, 1998. During these dates, the parties presented testimony and conducted cross-examination on certain identified restructuring issues affecting all four electric utilities.

Following the close of hearings before Commissioner Armenti, briefs and reply briefs on the restructuring issues were filed on June 26 and July 17, 1998, respectively.

After requesting and receiving an extension of time from the Board, ALJ Sukovich issued an Initial Decision and Report on the Company's unbundling and stranded cost filings on September 4, 1998. The parties filed Exceptions and Replies to Exceptions to the Initial Decision with the Board on October 16 and November 6, 1998, respectively.

On February 9, 1999, then-Governor Whitman signed the Act into law. The Act authorized the Board to permit competition in the electric generation and natural gas supply marketplaces and such other traditional utility areas as the Board determines. In addition, all four electric utilities were mandated to implement specific rate reductions over a period of four years. Among other things, the Act required the Board, by Order, to provide that by no later than August 1, 1999 each electric public utility would provide retail choice of electric power suppliers for its customers, reduce its aggregate level of rates for each customer class by no less than five percent, unbundle its rate schedules and establish so-called "shopping credits" applicable to the bills of retail customers who choose alternative electric power suppliers.

By Order dated February 11, 1999, the Board established guidelines and a schedule for the commencement of settlement negotiations among the parties in the Company's stranded costs and unbundling proceedings. The Board set a deadline of March 26, 1999 for the submission to the Board of a negotiated settlement, which deadline was later extended. No comprehensive settlement was reached among all the parties; however, on April 14, 1999 a proposed stipulation


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of settlement ("Stipulation") was filed by the Company and seven other parties.
A proposed alternative stipulation of settlement ("Stipulation II") was submitted to the Board on April 20, 1999 by the Division of the Ratepayer Advocate and four other parties. The parties were provided the opportunity to submit comments to the Board on the Stipulation by April 26, 1999 and comments on Stipulation II by April 28, 1999.

At its May 19, 1999 open public agenda meeting, the Board found that with certain modifications the Stipulation could serve as a reasonable framework for a fair and reasonable resolution of the matters and issued its Summary Order dated May 24, 1999 ("Summary Order") memorializing the Board's decision in BPU Docket Nos. EO97070458, EO97070459 and EO97070460. In that Summary Order, the Board determined, among other things, that the Company would have an opportunity to recover, through securitization, the portion of the Company's stranded costs attributable to its Oyster Creek nuclear generating station ("Oyster Creek") equal to the projected level of the Company's net investment in the plant (gross plant, less accumulated depreciation, less accumulated deferred income taxes, including the additional deferred income taxes that will result upon the unit's retirement) as of September 2000. The projected net investment at the time of the Summary Order was approximately $400 million.

As noted above, the Company filed its Initial Petition in this securitization matter on August 25, 1999.

On December 14, 1999, the Company filed Amendment No. 1 with the Board seeking an increase in the aggregate principal amount of Transition Bonds to be authorized by the Board from the original estimated amount of $420 million (including an estimated $20 million of transaction costs) to $587 million. This requested increase was attributable to costs to be incurred in connection with the sale of Oyster Creek related to the funding of the Oyster Creek nuclear decommissioning trusts and the outage costs for Oyster Creek's next refueling.

On March 8, 2000, the Company filed with the Board a copy of the Special Purpose Entity's ("SPE") (defined below) Registration Statement on Form S-3 ("SEC Filing") relating to the Transition Bonds.

On August 8, 2000, the Company sold Oyster Creek to AmerGen Energy Company LLC ("AmerGen") for approximately $10 million, subject to certain adjustments, in accordance with the Summary Order of the Board dated July 28, 2000 in BPU Docket No. EM99120917.

As noted above, by Order dated March 7, 2001, the Board issued the Restructuring Order in the unbundling, stranded cost and restructuring proceedings (BPU Docket Nos. EO97070458, EO97070459 and EO97070460). In doing so, the Board memorialized with greater detail the Board's May 24, 1999 decision in the Summary Order approving the amount to be securitized in this financing proceeding. A fuller description of the procedural history regarding the unbundling, stranded costs and restructuring proceedings is included in the Restructuring Order.

On May 29, 2001, the Company filed Amendment No. 2 with the Board to, among other things, (a) withdraw its request for the increase in the aggregate principal amount of authorized Transition Bonds made in Amendment No. 1 and (b) revise its Initial Petition to more accurately reflect the more current costs of the issuance of the Transition Bonds and the current estimate of Oyster Creek related stranded costs as of September 30, 2001, the projected date of the issuance and sale of the Transition Bonds.


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On January 9, 2002, a public legislative-type hearing was held before President
Hughes and Commissioner Butler. Any party wishing to do so was afforded the opportunity to participate and present comments. Those testifying included a Company-sponsored panel of witnesses, including witnesses from Goldman, Sachs & Co. and Fitch, Inc., the Division of the Ratepayer Advocate and Bear Stearns & Co. Inc.

Following the public legislative-type hearing, the Division of the Ratepayer Advocate and the Company filed written comments. The Ratepayer Advocate stated that it did not oppose the proposed securitization transaction, but raised concerns about certain alleged benefits of securitization that it argued should be used to immediately reduce the Company's Deferred Balance. These benefits relate to alleged additional savings stemming from: (1) a purported reduction in the Company's embedded cost of debt; (2) a purported reduction in the Company's working capital requirements; and (3) possible additional "savings" from lower servicing costs that the Company may incur in relation to the fees to be charged by the Company for servicing the Transition Bonds.(1) The Company addressed these concerns in its written comments, which pointed out areas of disagreement with the Ratepayer Advocate's analyses and disputed the Ratepayer Advocate's calculation of the alleged additional savings, which in many respects the Company felt were speculative. The Company also argued that any attempt to adjust rates for these specific items, without taking into account other changes in the Company's costs, would amount to impermissible one issue ratemaking. The Board believes that, to the extent there are any such additional savings as alleged by the Ratepayer Advocate, they can and will be reviewed in the Company's next electric base rate case, which is scheduled to begin in the near future and set rates to be effective August 1, 2003. Any adjustments that are found to be appropriate following such review can be made at that time. We note that this approach is consistent with the approach taken in the Bondable Stranded Costs Rate Order, dated September 17, 1999, issued in connection with the Public Service Electric and Gas Company securitization transaction in BPU Docket No. EF99060390.

2. TRANSITION BOND TRANSACTION

a. PROPOSED STRUCTURE

A general description of the Transition Bond Transaction structure proposed by the Company follows. This proposed structure is subject to modification, depending upon the requirements of tax authorities, input from underwriters in connection with the marketing of the Transition Bonds and negotiations with nationally recognized statistical rating organizations (the "rating agencies") selected by the Company to assign credit ratings to the Transition Bonds. The Company states that the proposed structure is intended to ensure that the Company's ratepayers pay the lowest TBC consistent with market conditions at time of pricing and the terms of this Financing Order, in compliance with the requirement of Section 14(b)(4) of the Act. The Company has also requested that the Board authorize the execution of hedging arrangements (as described in paragraph 2(e) below). Pricing of the Transition Bonds will be determined by the Company in consultation with the underwriters and approved by a designee of the Board (the "Designee"). The structure and terms of the Transition Bond Transaction will be fixed based on such approved pricing.

--------
(1) The Ratepayer Advocate also questioned the Company's quantification of the savings to be derived from the securitization, but acknowledged that even under its approach there are net present value savings in compliance with the requirements of the Act. Therefore, this issue need not be addressed in detail here.


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As discussed above, in the Restructuring Order, the Board approved the issuance of up to approximately $420 million of Transition Bonds to permit the recovery by the Company of approximately $400 million of bondable stranded costs plus transaction costs aggregating approximately $20 million. The Board also determined in the Restructuring Order that the federal income and state corporation business taxes which are reflected in the grossed-up revenue requirement associated with the approximately $400 million of stranded costs being securitized are legitimate recoverable stranded costs to be recovered through the MTC-Tax approved in the Restructuring Order.

The Company states that the related Bondable Stranded Costs are attributable to the Company's actual net investment in Oyster Creek at September 30, 2001, the projected date of the issuance and sale of the Transition Bonds, net of (i) deferred income taxes attributable to the plant and (ii) certain other tax benefits. Such net investment is approximately $307.4 million, rather than the $400 million estimated in the Restructuring Order, and the transaction costs are currently estimated at $12.6 million.

The Company has requested the authority to recover its Bondable Stranded Costs as defined in Section 3 of the Act, including (1) the costs (including, but not limited to, redemption premiums, unamortized costs of issuance, interest and preferred dividends accruing on or after the issuance of the Transition Bonds and other fees, costs and charges relating thereto), estimated at $6.5 million, of retiring its debt or preferred equity, or both, with the proceeds of the Transition Bonds ("Capital Reduction Costs"); (2) the costs, estimated at $6.1 million, incurred to issue the Transition Bonds ("Upfront Transaction Costs"); and (3) principal and interest on the Transition Bonds, together with the costs of paying, refinancing, administering and servicing, credit enhancing, overcollateralizing and hedging the Transition Bonds as more fully described herein ("Ongoing Transition Bond Costs"). The Company has also requested approval of the methodology for the calculation and adjustment of the TBC and MTC-Tax related thereto.

The Company has also requested that, pursuant to this Financing Order, the Company be granted authority to recover through the sale of the Bondable Transition Property up to $320 million of its Bondable Stranded Costs, including its Capital Reduction Costs and Upfront Transaction Costs. Ongoing Transition Bond Costs will be recovered by the SPE through the assessment and collection of the TBC, a separate, nonbypassable, usage-based charge assessed and collected from all of the Company's ratepayers and/or the ratepayers of any successor electric distribution company operating within the Company's existing service territory as it exists today ("Successor Utility"), except as provided in
Section 28 of the Act and except for the single end user taking service under Service Classification GTX.

The Company states that the principal asset supporting the Transition Bonds will be the Bondable Transition Property, a property right created by the Act, which includes the irrevocable right to charge, collect and receive the TBC and to obtain periodic adjustments of such TBC, and all revenues, collections, payments, money and proceeds thereof (the "Bondable Transition Property"). For convenience of usage in this Financing Order, there are numerous references to the holding and transfer of Bondable Transition Property by the Company and others. However, Bondable Transition Property arises, and constitutes a vested, presently existing property right, only upon (i) its transfer to an assignee and
(ii) receipt of consideration therefor. It will be vested in the SPE as an original right and not by assignment from any other entity. The Company points out that pursuant to Section 16 of the Act, this Financing Order and the TBC are irrevocable upon this Financing Order's becoming effective pursuant to Section 19 of the Act, and this Financing Order cannot be rescinded, altered, repealed, modified or amended by the Board or any other governmental entity, nor can it be


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impaired by the State of New Jersey, as pledged by the State of New Jersey in
Section 17 of the Act.

The Company will sell its interest in the Bondable Transition Property to implement the Transition Bond Transaction to a newly formed, non-utility, bankruptcy-remote special purpose entity (the "SPE"), which will be a Delaware limited liability company, all of the equity in which will be wholly-owned by the Company, in exchange for the net proceeds received by the SPE from the sale of the Transition Bonds. The Company will also make a cash capital contribution to the SPE in an amount that will at least equal 0.5% of the aggregate initial principal amount of the Transition Bonds. The capitalization amount will be held in a separate account (the "Capital Subaccount") as described in more detail below. The SPE will remit to the Company the proceeds from the sale of the Transition Bonds, in payment for the Bondable Transition Property.

Under Section 23 of the Act, the transfer to the SPE will be treated, for bankruptcy purposes, as a true sale and absolute transfer to the SPE, notwithstanding: (1) the fact that the Company acts as the collector or servicer of the TBC; (2) the treatment of such transfer as a financing for federal, state or local tax purposes or financial accounting purposes; (3) the capitalization of the SPE by the Company; or (4) the retention or acquisition of any rights listed in Section 23(a)(4) of the Act. The SPE will be a "financing entity" for purposes of the Act. The Company states that Board approval of the SPE and the Transition Bond Transaction in this Financing Order will constitute a finding that the SPE's activities will not violate any affiliate relation standards currently in effect or that the Board may adopt in the future.

The Company states that the SPE will issue and sell Transition Bonds, which will be either fixed or floating rate instruments, under an indenture ("Indenture") between the SPE and an institutional trustee (the "Transition Bond Trustee"), and will purchase the Bondable Transition Property from the Company with the net proceeds received from the sale of the Transition Bonds. The SPE will issue and sell the Transition Bonds in a negotiated, fully underwritten public offering as asset-backed securities ("ABS"). According to the Company, all prior securitizations of utility stranded costs in other jurisdictions have been structured as ABS and sold on a negotiated basis and the expertise of an underwriter is critical to the structuring, pricing and marketing of securities in the ABS market. Indeed, in other states where competitive bidding requirements generally exist, such as Massachusetts, competitive bidding of stranded cost securitization transactions either has been waived or has not been required. The Company believes that a negotiated sale, as opposed to one accomplished through competitive bidding, should result in lower interest costs and will ensure that the Company's ratepayers pay the lowest TBC consistent with market conditions at time of pricing and the terms of this Financing Order, in compliance with the requirement of Section 14(b)(4) of the Act. If the Company sells floating rate instruments, it intends to enter into appropriate hedging arrangements, including interest rate caps, swaps or collars, which will have the effect of creating fixed interest rate obligations for the SPE.

The Company states that all of the assets of the SPE, including, without limitation, the Bondable Transition Property and the other collateral of the SPE (the "Other SPE Collateral"), will be pledged as collateral to secure the Transition Bonds. The Company notes that the Other SPE Collateral may include (without limitation) the rights of the SPE under the Transition Bond Transaction documents, including a sale agreement by which the SPE acquires the Bondable Transition Property and receives certain indemnification from the Company, a servicing agreement by which the Company or any successor in that capacity acts as servicer of the Bondable Transition Property (the "Servicer"), an administration agreement by which the SPE will be administered, various trust


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accounts of the SPE (such trust accounts include, but are not necessarily limited to, the general account (the "General Subaccount"), the Capital Subaccount, the reserve account (the "Reserve Subaccount") and the overcollateralization account (the "Overcollateralization Subaccount" and, collectively with the General Subaccount, the Capital Subaccount and the Reserve Subaccount, and any additional accounts that the Company may establish, the "Collection Account")), any investment earnings on amounts held by the Transition Bond Trustee, other than investment earnings on the equity capital of the SPE that may be held in the Capital Subaccount.

While the Company requests that the Board approve Transition Bonds with scheduled amortizations not exceeding 15 years at issuance in accordance with
Section 14 of the Act, the Company also requests that the Board approve final legal maturities of up to two years beyond the expected final scheduled maturity date of each class of Transition Bonds in order to reduce overcollateralization requirements and enhance the prospects of securing the highest possible credit rating for the Transition Bonds. The Company states that these objectives should result in lower interest costs and, thus, benefits to ratepayers.

b. RECOVERY OF UPFRONT TRANSACTION COSTS

In order to issue Transition Bonds to achieve net savings for the benefit of its ratepayers, the Company will incur Upfront Transaction Costs. Based on the currently estimated initial offering of $320 million of Transition Bonds, the Company has estimated that such amount will include Upfront Transaction Costs of approximately $6.1 million which may vary, in part, based on the factors described below. The Company states that these Upfront Transaction Costs will include, among other items, the underwriting fee, rating agency fees, financial advisory fees, accounting fees, SEC registration fees, printing and marketing expenses, trustees' fees, legal fees, servicing set-up fees and the administrative cost of forming the SPE. The Company has requested authority to recover the Upfront Transaction Costs from the proceeds of the sale of the Transition Bonds and to include such costs as Bondable Stranded Costs. Therefore, the right to recover such amounts will constitute a portion of the Bondable Transition Property. The Company indicates that to the extent payment of any Upfront Transaction Costs is required prior to the issuance of the Transition Bonds, the Company will pay such costs and then will be reimbursed from the proceeds of the Transition Bonds.

c. RECOVERY OF CAPITAL REDUCTION COSTS

The Company has requested recovery of the Capital Reduction Costs of retiring the Company's debt and/or preferred equity, or both, including, but not limited to, any accrued interest or dividends accrued from and after the date of sale of the Transition Bonds, premium and other fees, costs and charges relating thereto, from the proceeds of the sale of the Transition Bonds and to include such Capital Reduction Costs as Bondable Stranded Costs. Therefore, the right to recover such amounts will constitute a portion of the Bondable Transition Property.

d. RECOVERY OF ONGOING TRANSITION BOND COSTS

The Company has requested recovery of Ongoing Transition Bond Costs through the TBC. The Company states that the primary Ongoing Transition Bond Costs are the periodic payments of principal and interest on the Transition Bonds (including past due and deferred amounts), and that other such costs include principally the servicing fee of .125% of the initial principal amount of the Transition Bonds (the "Servicing Fee") paid to the Company, in its capacity as the Servicer (as defined below), or such higher fee as may be payable to a successor Servicer, the ongoing cost of credit enhancement and the costs of


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overcollateralization and hedging arrangements, if any. The Company states that there will also be a small amount of additional, ongoing costs associated with the Transition Bond Transaction, such as the administration fee, legal and accounting fees, directors or managers fees, rating agency fees, trustee fees and other costs of operating the SPE. The Company states that these costs should be included as Bondable Stranded Costs to be recovered through the TBC in accordance with Section 14 of the Act, and the right to recover these costs as Bondable Stranded Costs will constitute a portion of the Bondable Transition Property.

e. APPROVAL OF FINAL TERMS AND CONDITIONS: TRANSITION BOND TRANSACTION

The Company states that upon the pricing of the Transition Bonds, it will cooperate with and provide such information to the Board's Designee as is reasonably requested in order that the Designee may make the certifications required below. To assist the Designee in making his or her required certifications, upon the pricing of the Transition Bonds, the Company will file with the Board's Designee a Pricing Advice Certificate, substantially in the form of Appendix D hereto. This document may be based in part on the advice of the Company's lead underwriter and will certify in substance that the structure and pricing of the Transition Bonds (including any hedging arrangement priced at the time of the pricing of the Transition Bonds as described below), assures that the Company's ratepayers pay the lowest TBC consistent with then current market conditions and the terms of this Financing Order.

The Company also states that prior to the approval by the Board's Designee of pricing of the Transition Bonds (including any hedging arrangement priced at the time of the pricing of the Transition Bonds), the Company's lead underwriter will provide a certificate substantially in the form of Appendix G hereto to the effect that, in its judgment and subject to the assumptions, qualifications and limitations contained therein, the structuring and pricing of the Transition Bonds (and any such hedging arrangement) is reasonable in the light of then current market conditions and the terms of this Financing Order and will result in ratepayers paying the lowest TBC consistent with then current market conditions and the terms of this Financing Order. Upon the filing of the Pricing Advice Certificate (at the time of the pricing of the Transition Bonds and any such hedging arrangement), the Company requests that the Board's Designee file with the Board a certificate (the "Designee Certification") substantially in the form of Appendix A hereto, (i) approving the pricing and the terms and conditions of the Transition Bonds (and any hedging arrangement), including scheduled amortization up to 15 years and stated maturities of up to two additional years and (ii) stating that the structure and pricing of the Transition Bonds assures that the Company's ratepayers pay the lowest TBC consistent with market conditions and the terms of this Financing Order. The Designee Certification will represent the Designee's final and irrevocable approval of the pricing of the Transition Bonds (including and hedging arrangement priced at the time of pricing Transition Bonds, as described below) and the terms and conditions of the Transition Bond Transaction. The Company states that such terms and conditions, including the expected principal amortization schedule (the "Expected Amortization Schedule"), will be fixed based on such approved pricing, and will include scheduled amortization up to 15 years and such longer legal maturities as are required to obtain the highest possible credit rating on the Transition Bonds (up to 17 years). Payments on the Transition Bonds will be made semi-annually or quarterly, depending upon market conditions or rating agency considerations at the time of pricing. The Company anticipates that the sum of principal and interest payments in the Transition Bond Transaction will be approximately levelized as in a mortgage amortization, although the ultimate Expected Amortization Schedule may be altered as a result


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of market conditions or rating agency requirements. The associated MTC-Tax collections may be adjusted from time to time to reflect the changing principal and interest components of the Transition Bond debt service.

If the structure, pricing, terms and conditions meet the requirements discussed above, the Company will be authorized under this Financing Order to undertake the Transition Bond Transaction. Prior to the pricing of the Transition Bonds, the Designee may obtain from the Board's financial advisors recent secondary market trading levels of existing utility stranded cost securitization bonds, to the extent such information is available through public sources. To the extent such information is available, the Company anticipates that such information may, in part, be considered in connection with the pricing of the Transition Bonds. The Company advises that the Designee may also conduct conference calls and meetings with the Board's financial advisors to discuss the background of the ABS market, current market conditions, investor perception of recent utility stranded cost securitization bond issues, pricing levels of ABS and recent secondary market trading levels, to the extent available. Finally, the Company advises the Designee may elect to be present at pricing, either in person or by telephone.

The Company states that one or more classes of the Transition Bonds may be issued as variable rate instruments under which the SPE will pay a fixed interest rate through the execution of an interest rate exchange agreement, an interest rate cap agreement or similar hedging arrangement. If, at the time of pricing of the Transition Bonds, the Company and its lead underwriter determine that such a hedging arrangement is expected to result in a lower interest cost on such classes of bonds or on all classes of an issue taken as a whole, the hedging arrangement will be competitively bid, will be described in the Pricing Advice Certificate (see Appendix D hereto) and the Company's lead underwriter will provide a certificate as to its reasonableness in accordance with Appendix G hereto, after which the arrangement will be subject to approval by the Designee in the Designee Certification. Any counterparty to such a hedging arrangement must have a credit rating consistent with achieving the highest possible ratings on the Transition Bonds.

The Company has also advised the Board's Staff and the Board's financial advisor that it may be advantageous, under certain market conditions, to enter into a hedging arrangement in order to attempt to fix or cap interest rates on the Transition Bonds in advance of the actual pricing of the Transition Bonds. The Company also stated that the implementation of a hedging arrangement in advance of the pricing of the Transition Bonds should only be undertaken if the Company determines and certifies to the Board Designee that such an arrangement is appropriate to protect ratepayers and/or the Company against future interest rate increases.

Because there is no market for hedging Transition Bonds directly, the Company has advised Board Staff that any hedging arrangement may not provide a "perfect" hedge against interest rate volatility. The Company has further advised Board Staff that in order to hedge the risk of changes in the interest rates prior to the pricing of the Transition Bonds, it is necessary to make reference to rates and spreads in other markets, including the United States Treasury Bond market and the interest rate swap market. The Company has further advised that it may itself enter into hedging arrangements with one or more third party counterparties and enter into a back-to-back hedging arrangement with the SPE.

The Company has also advised that payments from or to one or more of the third party counterparties with whom the Company or the SPE enters into a hedging arrangement prior to the pricing of the Transition Bond in order to fix or cap interest rates shall be treated as follows:

     (1) If a payment is received by the Company and/or the SPE from the third party counterparties, the Company and/or the SPE would retain such amount (or an estimate of such amount if the exact amount is unknown at the time of pricing of the Transition Bonds), and the principal amount of the Transition Bonds will be correspondingly reduced. In the event the actual payment received from the hedging arrangement at the time of issuing the Transition Bonds does not equal the amount by which the Transition Bond issuance was reduced, the difference would be recovered by the Company and/or the SPE or credited to ratepayers as an adjustment to Ongoing Transition Bond Costs and reflected in the initial Transition Bond Charge.


     (2) If a payment must be made by the Company and/or the SPE to the third-party counterparties, such payment, or any portion thereof may be included in Upfront Transaction Costs and securitized provided the total amount securitized (i.e., $307.4 million of stranded costs, plus
                                    ----
          Capital Reduction Costs and Upfront Transaction Costs, plus the payment to the third-party counterparty) does not exceed $325 million. Alternatively, at the discretion of the Company and/or the SPE, the payment to any counterparty by the SPE may be amortized over the term of the Transition Bonds and, together with interest determined at the weighted average yield on the Transition Bonds, included as part of Ongoing Transition Bond Costs and remitted to the Company or another counterparty.


The Company suggests that any periodic payment of Ongoing Transition Bond Costs by the SPE to the Company related to such a hedging arrangement may be made subordinate to the payments of Transition Bonds.

For federal income tax purposes, the Company intends to account for any income, gain, loss or deduction realized or incurred in connection with any hedging arrangement entered into to fix or cap the interest rate on the Transition Bonds on an amortized basis over the term of the Transition Bonds in accordance with the "hedging transaction" provisions of the Treasury Regulations issued under sections 1221 and 446 of the Internal Revenue Code of 1986. Any tax liabilities the Company incurs, or tax benefits the Company realizes, with respect to such hedging arrangement under such method of accounting shall be reflected in appropriate adjustments to the MTC-Tax.

The Company has requested that if a hedging arrangement is entered into prior to the pricing of the Transition Bonds, the hedging arrangement will be approved by the Designee by the execution and delivery to the Company of a Designee Certification which will describe and approve the structuring and pricing of the hedging arrangement. Upon the delivery to the Company of such Designee Certification, the terms of any hedging arrangement, including the terms of the Transition Bonds which are assumed as part of such hedging arrangement, shall be final and incontestable, and shall not be subject to further review or approval by the Designee upon the pricing of the Transition Bonds. The Designee Certification shall be filed by the Designee with the Board at the same time the Designee files the Designee Certification approving the pricing of the Transition Bonds. The Designee shall also approve and certify the terms for the termination of any hedging arrangement.

The Company advises that not later than five business days after the issuance and sale of the Transition Bonds, the Company will confirm to the Board, in an "Issuance Advice Letter", substantially in the form of Appendix B hereto, the actual interest rates (or formula for determining variable interest rates) on the Transition Bonds, the Expected Amortization Schedule, the Required Overcollateralization Schedule (as defined in paragraph f. below) and the initial TBC and MTC-Tax, which will be calculated using the methodology approved hereby and described in Revised Exhibit E to the Petition. At such time, the Company will also file revised tariff sheets with the Board setting forth the initial TBC, MTC-Tax and the resulting MTC. The Issuance Advice Letter will also include a reconciliation among the TBC, the MTC-Tax and the MTC to reflect the actual structure and terms of the Transition Bonds, as compared to the terms assumed in the Restructuring Order. The initial TBC and MTC-Tax and related revised tariff sheets will become effective the same day the Company files the Issuance Advice Letter and the revised tariff sheets, without further action by the Board.

f. TBC

In accordance with Section 18 of the Act, the Company states the TBC will apply equally to each ratepayer, regardless of class, based on the amount of electricity delivered to each ratepayer through the transmission and distribution system of the Company or any Successor Utility, except as provided in Section 28 of the Act and except for the single end user taking service under Service Classification GTX. Pursuant to Section 15 of the Act, the Company states that the TBC will be periodically adjusted from time to time, in accordance with the methodology approved in this Financing Order, to ensure that it is set at a level intended to recover the Ongoing Transition Bond Costs, including, without limitation: (1) the principal of (determined in accordance with the Expected Amortization Schedule as detailed in the Issuance Advice Letter), and interest on, the Transition Bonds authorized by the Board in this Financing Order; (2) the costs of operating and administering the SPE; (3) the costs of servicing the Transition Bonds, including servicing and trustee fees, expenses and indemnities, substantially as described in the SEC Filing; (4) amounts required to fund or replenish the Overcollateralization Subaccount in accordance with the overcollateralization schedule ("Required Overcollateralization Schedule"), or to fund or replenish any similar account which provides credit enhancement for the Transition Bonds, all as confirmed in the Issuance and Advice Letter; (5) the reimbursement of any amounts drawn from the SPE's Capital Subaccount pursuant to the Bond Indenture, substantially as described in the SEC Filing, or the reimbursement of any drawn amounts from any similar account which provides credit enhancement for the Transition Bonds; and
(6) the ongoing expenses of any other credit enhancement or hedging arrangements.

In Attachment E-3 to Revised Exhibit E of the Petition, the Company sets forth the general methodology by which it proposes to establish and adjust from time to time the TBC and the MTC-Tax. The Company states that the TBC and the MTC-Tax will be set and adjusted based on assumptions described in Attachment E-3 to Revised Exhibit E of the Petition, as those assumptions are adjusted from time to time based on various factors including, but not limited to, energy sales forecasts, ratepayer payment and charge-off patterns, defaults by third party suppliers (as described herein), the Ongoing Transition Bond Costs (including unpaid amounts from prior periods and replenishment of credit enhancement, if applicable) and, with respect to the MTC-Tax, the applicable income tax rates in effect from time to time. In Attachment E-2 to Revised Exhibit E of the Petition, the Company projected the initial TBC and the MTC-Tax using the methodology described in Attachment E-3 to Revised Exhibit E of the Petition and assuming the Ongoing Transition Bond Costs as shown in Attachment E-1 to Revised Exhibit E of the Petition, which is attached hereto as Appendix C.

The Company requests that the TBC remain in effect until the SPE, as owner of the Bondable Transition Property, has received TBC collections sufficient to pay all Ongoing Transition Bond Costs and other Bondable Stranded Costs.

The Company states that each customer's monthly bill will reflect, either explicitly, or through a notation, that a portion of the charges on such bill represents amounts being collected on behalf of the SPE as owner of the Bondable Transition Property.

g. PERIODIC ADJUSTMENTS TO THE TBC AND MTC-TAX

Section 15 of the Act requires that this Financing Order provide for mandatory periodic adjustments (each, a "TBC True-Up") to be made by the Board at least annually upon petition of the Company, its assignee or a financing entity, to ensure receipt of revenues sufficient to make payments related to Ongoing Transition Bond Costs (including unpaid amounts from prior periods and replenishment of credit enhancements, if applicable) by the payment dates designated by the Company in its TBC True-Up filing, such that the Transition Bonds will be retired in accordance with the Expected Amortization Schedule. Each TBC True-Up must be formula-based, and the Company intends to use the formula-based methodology described in Attachment E-3 to Revised Exhibit E of the Petition. As Servicer, the Company states that it will be responsible for filing with the Board documentation for any TBC True-Up. (The Company, as Servicer under the servicing agreement described below, and any successor to the Company as servicer, are herein referred to as the "Servicer".)

Although the Company, as Servicer, will file for TBC True-Ups at least annually, the Company has requested authorization to file for adjustments of the TBC as often as monthly or quarterly, as may be determined from time to time in the future to be necessary to maintain the highest possible credit rating (all as set forth in the Servicing Agreement). Under Section 15 of the Act, the Servicer shall propose such TBC True-Up in a filing with the Secretary of the Board at least 30 days in advance of the date upon which it is requested to be effective. The TBC True-Up shall become effective on an interim basis on the date on which it is requested to be effective, in the absence of a Board Order to the contrary. Under Section 15 of the Act, in the absence of a Board order to the contrary, the periodic adjustment shall become final 60 days after the filing. The Company has requested that the Board confirm that the TBC True-Up will become effective or final, as the case may be, absent a finding by the Board of manifest error (i.e., an arithmetic error evident on the face of such filing) in the application of the adjustment methodology approved herein. The Company asserts that this standard is consistent with the other provisions of Section 15 which require that the TBC True-Up be implemented to ensure "timely payment" of, among other things, principal of, and interest and acquisition or redemption premium on, the Transition Bonds. The Company further asserts that in order to achieve the highest possible credit ratings on the Transition Bonds and, thus, to reduce costs to ratepayers, the TBC True-Ups must be made final based upon this objective standard.

As provided in the Restructuring Order, the Company will be entitled to request, and the Board will approve, mandatory periodic adjustments of the MTC-Tax (each, an "MTC-Tax True-Up"). Each MTC-Tax True-Up will be made at least annually to reconcile the income tax recovered to the income taxes required to be assessed to the Company on the taxable net revenue from the TBC and MTC-Tax. The reconciliation will be made in the same manner and at the same time as the TBC True-Up to ensure receipt of revenues sufficient to assure recovery of the MTC-Tax. Upon petition of the Company, the MTC-Tax will be adjusted based upon assumptions described in Attachment E-3 to Revised Exhibit E of the Petition, as those assumptions are adjusted from time to time in accordance with such

Attachment E-3. No delay in the MTC-Tax True-Up will influence or affect the TBC True-Up.

The Company also requests that the Board grant the Company authority to make "non-routine" adjustments to the TBC and the MTC-Tax. Such filings for non-routine adjustments would be made to accommodate material changes to the methodology described in Attachment E-3 to Revised Exhibit E of the Petition. Any such filing must be made at least 90 days prior to the proposed effective date, and will be subject to Board approval before implementation.

h. REMITTANCE OF TBC COLLECTIONS

The Company states that the Servicer will make daily remittances of estimated payments arising from the TBC to the Transition Bond Trustee, on behalf of the SPE, based on the Company's collection history (as may be updated from time to time).

The Company states that payments from ratepayers will be applied first to sales taxes (which the Company will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated pro rata (i) to the TBC; (ii) to the MTC-Tax; and (iii) to the Company's other charges, based on the proportions that the TBC, the MTC-Tax and the Company's other charges bear to the total charges billed. If the Transition Bonds are issued in more than one series, partial payments of the TBC will be allocated to each respective series so issued, pro rata, based on the amounts owed under each series.

The Company states that the amounts remitted by the Servicer to the Transition Bond Trustee (the "Deemed TBC Collections") will be retained by the Transition Bond Trustee until it pays to the appropriate parties all periodically required Ongoing Transition Bond Costs, including scheduled principal and interest payments, Servicing Fees, other fees and expenses, any unpaid amounts from prior payment dates related to the aforementioned and any required additions to or replenishments of the Collection Account. The Company expects that these payments will be made on a quarterly or semi-annual basis. The Transition Bond Trustee will hold all Deemed TBC Collections received from the Servicer from the remittance date to the distribution date in the General Subaccount of the Collection Account. The Transition Bond Trustee will invest the funds in the Collection Account in securities that mature on or before the next scheduled distribution date, in accordance with rating agency criteria for investment of such funds.

The Company states that investment earnings on funds in the Collection Account held by the Transition Bond Trustee may be used to satisfy currently scheduled interest and principal payments on the Transition Bonds and other Ongoing Transition Bond Costs. Additionally, investment earnings on such funds may be used to restore Capital Subaccount amounts previously withdrawn therefrom to meet periodically required Ongoing Transition Bond Costs and may be applied to meet the Required Overcollateralization Schedule. Investment earnings on funds in the Collection account in excess of the amount applied as described above will be held in the Reserve Subaccount, except for such investment earnings in the Capital Subaccount, which will be distributed to the SPE.

Upon retirement of all outstanding Transition Bonds, including payment of all interest thereon, and the payment of all related Ongoing Transition Bond Costs and other Bondable Stranded Costs, the Company states that any remaining amounts held by the Transition Bond Trustee will be released to the SPE and ultimately returned to the Company as an equity distribution. The Company will credit, against the distribution charges it bills to its ratepayers, any amounts so received from the SPE that exceed the sum of (i) the initial amount of the equity contribution to the SPE and (ii) the investment earnings on funds in the Capital Subaccount, less the amount of any unpaid MTC-Tax charges and any amount that was withdrawn and not replenished to the SPE's equity.

i. CREDIT ENHANCEMENT

The Transition Bond documents will provide for the TBC True-Up as is authorized by Section 15 of the Act as described above and for overcollateralization amounts as described below or other means of credit enhancement as required by the rating agencies.

The Company explains that a portion of the TBC will be applied to an "overcollateralization amount" which will be deposited into the Overcollateralization Subaccount to meet the Required Overcollateralization Schedule. The Company states that the collection of the overcollateralization amount will be in addition to the collection of the principal (which will be collected in accordance with the Expected Amortization Schedule) and interest payable on the Transition Bonds, and the collection of the other Ongoing Transition Bond Costs, all of which will be recovered through the TBC. The total overcollateralization requirement will be determined prior to the pricing of the Transition Bonds but will in no event be less than 0.5% of the initial Transition Bond principal amount. The total overcollateralization amount will be determined by the Company based on criteria from the rating agencies, and will be reflected in the Issuance Advice Letter and will be subject to the approval of the Designee. It is possible that the rating agencies may require additional credit enhancement, the terms of which will be set forth in the Issuance Advice Letter.

All collection shortfall amounts relating to the TBC and amounts expected to become due and payable during the next succeeding period for which the TBC is in effect, including overcollateralization amounts, and any shortfall amounts arising from defaults relating to a third party electric power supplier ("EPS") will be incorporated into each TBC True-Up to the extent necessary.

The Company states that it will reduce the distribution charges payable by its ratepayers by an amount equal to the amount remaining in the Collection Account (including amounts in the Overcollateralization Subaccount), except for amounts in the Capital Subaccount including any investment earnings on funds in such subaccount, after payment in full of all Ongoing Transition Bond Costs and other Bondable Stranded Costs, less the amount of any unpaid MTC-Tax charges.

j. FORMATION OF SPE

The SPE, a Delaware limited liability company, is a direct, wholly-owned, non-utility subsidiary of the Company, which will be managed substantially as described in the SEC Filing.

k. BONDABLE TRANSITION PROPERTY

Under Section 3 of the Act, the Bondable Transition Property will consist of (a) the Company's irrevocable right to charge, collect and receive, and be paid from collections of, the TBC, in the amount necessary to provide for the full payment of Ongoing Transition Bond Costs and other Bondable Stranded Costs, (b) all rights of the Company under this Financing Order, including without limitation, all rights to obtain periodic adjustments of the TBC pursuant to the TBC True-Ups and (c) all revenues, collections, payments, money and proceeds arising under, or with respect to, the TBC.

Pursuant to Sections 16 and 22 of the Act, when the Company has transferred, and received payment for, the Bondable Transition Property from the SPE, the Bondable Transition Property will constitute a vested presently existing property right and will continuously exist as property for all purposes as provided in the Act and the Financing Order, whether or not the revenues and proceeds arising with respect thereto have accrued and notwithstanding the fact that the value of the property right may depend upon consumers using electricity or the Servicer performing services; and the validity of any sale, assignment or other transfer of the Bondable Transition Property will not be defeated or adversely affected by the commingling by the Company of revenues recovered or payments arising from amounts billed, collected and received on account of the Bondable Transition Property with other funds of the Company.

l. SALE OF BONDABLE TRANSITION PROPERTY TO SPE

The Company requests the Board to approve the transfer by the Company of the Bondable Transition Property to the SPE in one or more transactions which, in accordance with Section 23 of the Act, will be treated as a true sale and absolute transfer to the SPE, even though such transactions may be treated as a financing, and not a sale, for federal and state tax purposes, for financial accounting purposes or for other purposes. The Company explains that the SPE will have all of the statutory rights inherent in the Bondable Transition Property, including, without limitation, the right to exercise, through the Company or any Successor Utility, any and all rights and remedies to collect any amounts payable by any ratepayer in respect of the Bondable Transition Property, which includes the right to direct the Company or any Successor Utility to discontinue electric power supply to a particular ratepayer to the extent permitted in accordance with law and any applicable regulations. The SPE and other third parties, however, will not have any right to exercise any direct control over the distribution and transmission system of the Company. Any direction to the Company or any Successor Utility to shut off the electric power supply to a ratepayer would be subject to Board policies and procedures and any applicable laws then in effect.

The Company notes that the agreements which will govern transfer of the Bondable Transition Property to the SPE may include representations and warranties with respect to, among other things, the validity of this Financing Order, the Bondable Transition Property and the title thereto, and may provide specific covenants, indemnities and/or repurchase obligations in connection with such transfer for the benefit of the holders of Transition Bonds.

m. ISSUANCE OF TRANSITION BONDS

The Company requests that the Board approve the issuance of Transition Bonds by the SPE. The Company states that the Transition Bonds will, by their terms, permit the holders to have recourse only to the SPE's credit and assets, and will be secured by a pledge to the Transition Bond Trustee of all of the right, title and interest of the SPE in its Bondable Transition Property and Other SPE Collateral.

n. NONBYPASSABLE TBC AND MTC-TAX

Under Section 18 of the Act, the TBC and the MTC-Tax are nonbypassable and will be assessed against and collected from all ratepayers of the Company or any Successor Utility until all Ongoing Transition Bond Costs and other Bondable

Stranded Costs are paid in full, even past legal maturity, except as provided in
Section 28 of the Act and except for the single end user taking service under Service Classification GTX. The TBC will apply equally to each ratepayer, regardless of class, based on the amount of electricity delivered to the ratepayer through the transmission and distribution system of the Company or any Successor Utility.

o. ELECTRIC POWER SUPPLIERS

The Transition Bond Transaction currently contemplates that the Company, in its capacity as Servicer, will have sole responsibility for the billing, collection and remittance of the TBC and the MTC-Tax. The Company states that there is the possibility, however, that an EPS may seek to assume such role. Permitting an EPS to bill, collect and remit the TBC and the MTC-Tax in place of the Company may increase the risk of shortfalls in TBC collections or MTC-Tax collections by exposing the cash flow to potential interruption due to the default, bankruptcy or insolvency of the EPS. This potential interruption will increase risks to investors, and may result in an increase to the required credit enhancement for, and/or a reduction of the credit rating of, and/or an increase in the interest rate on, the Transition Bonds. Additionally, such EPS billing may necessitate an increase to the TBC or to the MTC-Tax if EPS billing causes interruption or delay in payment to the Servicer.

In order to mitigate these risks, satisfy rating agency requirements and reduce the cost to ratepayers, the Company requests that any EPS the Board authorizes to bill, collect and remit the TBC be required to comply with the billing, collection and remittance procedures and information access requirements set forth below. These procedures and requirements are comparable to those in effect in other states in which utilities have securitized their stranded costs. These requirements are largely derived from rating agencies' criteria.

The Company requests that the Board authorize an EPS to bill and collect the TBC and associated MTC-Tax with respect to power sold by it, for remittance to the Servicer, only if (i) such EPS agrees to remit the full amount of all charges it bills to customers for services provided by the Company, together with amounts related to the TBC and the MTC-Tax, regardless of whether payments are received from such customers, within 15 days of the Company's (or any successor Servicer's) bill for such charges; (ii) such EPS agrees to provide the Servicer with total monthly kWh usage information for each customer in a timely manner to enable the Servicer to fulfill its obligations, because such information is the basis for assessing the required level of such remittances; and (iii) the Servicer is entitled, seven days after a default by the EPS in remitting any charges payable to the Company, including amounts related to the TBC and the MTC-Tax, to assume responsibility for billing all charges for services provided by the Company or any Servicer, including the TBC and the MTC-Tax, or to transfer such billing responsibility to a qualifying third party. In addition, if and so long as such EPS does not maintain at least a "Baa2" and "BBB" (or the equivalent) long-term unsecured credit rating from Moody's Investors Service and Standard & Poor's, respectively, such EPS would be required to maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months' maximum estimated collections of all charges payable to the Company, including amounts related to the TBC and the MTC-Tax, as must be agreed upon by the Company (or any successor Servicer) and the EPS. In the event of a default in the remittance of any such amounts by an EPS, any shortfall in TBC Collections or MTC-Tax collections by an EPS would be included in the TBC True-Up and the MTC-Tax True-Up as described in Revised Exhibit E of the Petition.

p. SERVICING

The Company states that it will enter into a servicing agreement with the SPE to perform servicing functions on behalf of the SPE with respect to the Bondable Transition Property. Details regarding this agreement, including servicing compensation, will be substantially as described in the SEC Filing.

q. TAX RECOVERIES - ACCOUNTING AND RELATED ISSUES

Pursuant to the Restructuring Order, the Company has been directed to recover the federal income taxes and state corporation business taxes associated with the collection of the TBC and the MTC-Tax through the ongoing collection of the MTC-Tax, until the SPE has received full payment of principal of and interest on the Transition Bonds. The Restructuring Order authorizes the MTC-Tax to be collected over essentially the same period as the TBC. The Restructuring Order also directs that the MTC-Tax be subject to mandatory periodic adjustment (at the same time and in the same manner as the TBC) to reconcile the MTC-Tax collections with the income tax required to be assessed on the taxable revenue from the TBC and the MTC-Tax. The Company will maintain separate accounting for the MTC-Tax collections and the Bondable Transition Property. As provided in
Section 23(a)(4) of the Act, the Company's retention of the MTC-Tax until remittance to the appropriate taxing authority will in no way affect or impair treatment of the transfer of the Bondable Transition Property to the SPE as a true sale and absolute transfer for bankruptcy purposes, or otherwise affect the legal rights and attributes of the Bondable Transition Property under the Act.

3. RATEPAYER BENEFITS

Based upon its most recent rate case, the Company has a pre-tax rate of return of 14.38%, which is equivalent to an after-tax rate of return of 8.46%. As confirmed in the Restructuring Order (on pages 100 and 111), the Company's initial 5% rate reduction has already anticipated the benefits of the Company's Bondable Stranded Cost securitization by providing for the recovery of the Oyster Creek net investment effective as of August 1, 1999, through an amortization structured to mirror a securitization transaction, at an interest rate of 7%. Thus the Company has already incorporated net present value savings and rate reductions resulting from the anticipated issuance of the Transition Bonds as set forth in Exhibits A and A-1 to the Petition. Thus, the Company represents that, as proposed, the Board's commitment in the Restructuring Order to authorize the Transition Bond Transaction, subject to the resolution of technical details in this docket, has resulted, and will continue to result, in net present value savings over the term of the Transition Bonds and greater rate reductions than would have been achieved were the recoverable stranded costs to be recovered without issuance of the Transition Bonds. The Company states that the actual net present value savings resulting from the Transition Bond Transaction will depend upon the actual amount of Transition Bonds issued, market conditions at the time of the pricing of the Transition Bonds (and any hedging arrangement) and the actual amount of Bondable Stranded Costs. The structure, pricing, terms and conditions of the Transition Bonds (and any hedging arrangement) will be subject to approval by the Designee pursuant to the delegation of authority in this Financing Order. In its Issuance Advice Letter to be filed with the Board not later than five business days after the issuance and sale of the Transition Bonds, the Company will present a calculation of the expected net present value savings resulting from the actual terms of the Transition Bonds, using the methodology described in Exhibits A and A-1 to the Petition and based upon the findings in the Restructuring Order and the rate reductions prescribed in the Act. Such calculation would reflect any incremental savings resulting from the issuance beyond those anticipated and already provided to ratepayers.

4. USE OF PROCEEDS

The Company states that the SPE will remit the proceeds from the sale of the Transition Bonds, net of underwriting discount and other Upfront Transaction Costs, to the Company in consideration of the Company's transfer of its Bondable Transition Property to the SPE. In accordance with Section 14 of the Act, the Company will use such proceeds to reduce its otherwise recovery-eligible Bondable Stranded Costs through the retirement of its debt or equity, or both (including transactions completed prior to the issuance of the Transition Bonds).

5. FINDINGS WITH RESPECT TO PETITION

Based on the record of proceedings in this matter and those related to the Restructuring Order, the Petition and the provisions of the Act and the Restructuring Order, the Board HEREBY FINDS:

     RECOVERY OF COSTS

     (1) As approved by the Board in BPU Docket Nos. EO97070458, EO97070459 and EO97070460 (which approval constitutes the "Restructuring Order"), the Company is authorized to recover, through securitization, its Oyster Creek net investment (gross plant, less accumulated depreciation, less accumulated deferred income taxes) as of September 30, 2001, the projected date of the issuance and sale of the Transition Bonds.

     (2) The Company's stranded costs to be securitized, as approved in the Restructuring Order, are approximately $307.4 million plus an additional amount of up to $12.6 million for transaction costs and are recoverable through the TBC. In addition, the Restructuring Order permits the recovery of the federal income and state corporation business taxes related to securitization (i.e., the MTC-Tax Component).

     (3) The Company's Bondable Stranded Costs include: (1) the Capital Reduction Costs, (2) the Upfront Transaction Costs and (3) the Ongoing Transition Bond Costs.

     MITIGATION

     (4) In the Restructuring Order the Board found, in accordance with Section 14(b)(1) of the Act, that the Company has taken reasonable measures to date, and has the appropriate incentives or plans in place to take reasonable measures, to mitigate the total amount of its stranded costs. The Board finds that the Oyster Creek sale transaction, in fact, resulted in significant mitigation of the related stranded costs.

     NECESSITY OF SECURITIZATION

     (5) In the Restructuring Order the Board found, in accordance with Section 14(b)(2) of the Act, that the Company would not have been able to achieve the level of rate reduction deemed by the Board to be necessary and appropriate pursuant to the provisions of Sections 4 and 13 of the Act absent the Board's commitment in the Restructuring Order to authorize the issuance of the Transition Bonds, subject to the resolution of technical details in this docket.

     TANGIBLE BENEFITS

     (6) In accordance with Section 14(b)(3) of the Act, so long as the weighted average yield on the Transition Bonds is less than 14.38%, the issuance of such Transition Bonds will provide tangible and quantifiable benefits to ratepayers, including greater rate reductions than would have been achieved absent the Board's commitment to authorize the issuance of Transition Bonds, subject to the resolution of technical details in this docket, and net present value savings over the term of the Transition Bonds, even after truing up the MTC, MTC-Tax and TBC to reflect the terms of the actual Transition Bond Transaction. The Company has advised the BPU Staff that it will exercise its best effort to achieve the lowest cost of funds for the Transition Bonds, which is expected to be significantly less than 14.38%.

     (7) The methodology used, including an after-tax return of 8.46% as determined in the Company's most recent rate case, to calculate expected net present value savings as described in Exhibits A and A-1 to the Petition is reasonable.

     (8) The Company anticipates that the sum of principal and interest payments each year in the Transition Bond Transaction will be approximately levelized as in a mortgage amortization, although the ultimate Expected Amortization Schedule may be altered as a result of market conditions or rating agency requirements. The methodology used to calculate the initial TBC, the TBC True-Up, the MTC-Tax and the MTC-Tax True-Up as described in Revised Exhibit E (Attachments E-2 and E-3) of the Petition as filed, as well as the modifications to illustrate the application of provisions of Section 2(e) hereto in the event a hedging arrangement were to be entered into prior to pricing the Transition Bonds and interest rates and/or the Transition Bond spread were to subsequently decline, are reasonable and adherence thereto will provide assurance that ratepayers will pay the lowest TBC consistent with market conditions and the terms of this Financing Order, in compliance with Section 14(b)(4) of the Act. The standard for the Board to use in making TBC True-Ups final is the absence of a manifest error (i.e., an arithmetic error evident on the face of the filing) in the application of the TBC True-Up methodology, which standard the Board finds consistent with Section 15 of the Act and the achievement of the lowest TBC consistent with market conditions at time of pricing and the terms of this Financing Order. The estimate of the initial TBC, determined in accordance with Appendix C attached hereto, is reasonable. The request of the Company that it be authorized to make non-routine adjustments to the TBC and the MTC-Tax as described in paragraph 2(g) of this Financing Order is reasonable.

     STRUCTURING AND PRICING; HEDGING ARRANGEMENTS

     (9) The procedures established in this Financing Order relating to the final approval of the structuring and pricing of the Transition Bonds (including any hedging arrangements priced at the time of the pricing of the Transition Bonds) assure that, in accordance with Section 14(b)(4) of the Act, the Company's ratepayers pay the lowest TBC consistent with market conditions and the terms of this Financing Order. As authorized herein by the Board and in full satisfaction of the requirements of Sections 14(b)(4) and 15(a)(3) of the Act, the structuring and pricing of the Transition Bonds (including any such hedging arrangement) will be conclusively deemed to satisfy the requirements of Section 14(b)(4), and the terms and conditions of the Transition Bond Transaction shall be conclusively approved, if so certified by the Designee upon the pricing of the Transition Bonds and any such hedging arrangement.

     (10) The methodology for the determination of the TBC proposed by the Company in Revised Exhibit E of the Petition is reasonable. The assumptions the Company made in such Revised Exhibit E are reasonable. The Company's proposed methodologies for the mathematical calculation of the TBC are reasonable. The application of such formula, assumptions (as may be appropriately modified to reflect market conditions at the time of issuance) and mathematical calculation methodology will result in the lowest TBC consistent with current market conditions and the terms of this Financing Order.

     (11) The procedures proposed by the Company, as set forth in Section 2(e) hereof, for the execution of a hedging arrangement prior to the pricing of the Transition Bonds are reasonable and consistent with the Act.

     (12) The formation of the SPE by the Company, the capitalization of the SPE by the Company, the transfer by the Company to the SPE of its Bondable Transition Property, the providing of overcollateralization as described herein and as approved in the Designee Certification, the hedging arrangements and the entering into of a servicing agreement, an administration agreement, a sale agreement, other agreements and transactions by the Company and the SPE, all substantially as described in the Petition and the SEC Filing and the hedging arrangements as described herein and in Appendix F hereto, are reasonable and necessary.

     (13) The lien of the Transition Bond Trustee on the Bondable Transition Property shall: (A) attach automatically to such Bondable Transition Property from the time of the issuance of the Transition Bonds; (B) be continuously perfected through a filing made pursuant to the Uniform Commercial Code with the New Jersey Secretary of State; (C) be enforceable against the Company and the SPE and all third parties, including judicial lien creditors; (D) from and after the filing described in clause (B) above, constitute a continuously perfected security interest in, and lien on, all then existing or subsequent revenues and proceeds arising with respect to the associated Bondable Transition Property, whether or not the electric power and energy included in the calculation of such revenues and proceeds have been provided; and (E) rank prior to any other lien, including any judicial lien, which subsequently attaches to the Bondable Transition Property or any other rights created by this Bondable Stranded Costs Rate Order or any revenues or proceeds of the foregoing.

     (14) The methodology for the remittance of payments arising from the TBC as described in the Petition will satisfy the requirements of Section 14 of the Act and is a reasonable means of undertaking the remittance of these amounts.

     (15) The conditions to the resignation or replacement of the Company as Servicer as described in the Petition are reasonable; however, no third party servicer shall be approved or required to replace the Company in any of its servicing functions in whole or in part if such approval or requirement will cause the then current rating of the Transition Bonds to be withdrawn or downgraded.

     (16) The TBC and MTC-Tax billing, collection and remittance procedures imposed upon any EPS as set forth in this Financing Order and the Petition are reasonable.

     (17) Capital Reduction Costs, which do not include interest or preferred dividends accrued prior to the date of the issuance of the Transition Bonds, and the Upfront Transaction Costs, not to exceed $12.6 million in the aggregate, are reasonable.

     (18) The recovery of Ongoing Transition Bond Costs, including recovery of amounts owed under any hedging arrangement, as previously described herein, is reasonable and consistent with the Act.

     (19) The scheduled amortization upon issuance for the Transition Bonds being up to 15 years and the stated maturity of the Transition Bonds being up to two additional years following the scheduled amortization are reasonable and permitted under the Act, and the collection of the TBC (and the remittance thereof to the SPE) until payment in full of the Transition Bonds is reasonable and permitted under the Act.

     (20) The issuance of series and classes of Transition Bonds by the SPE in an aggregate principal amount not to exceed $320 million is reasonable and consistent with the Act and the Restructuring Order. The Board's financial advisor, Bear Stearns & Co. Inc., (the "Financial Advisor"), has advised the Board that, in its opinion, the negotiated sale of the Transition Bonds should be expected to provide a lower cost of funds than a competitive sale. Therefore, the negotiation of the sale of the Transition Bonds is reasonable and serves the public interest.

     (21) The TBC True-Up to obtain adjustments to the TBC and the MTC-Tax True-Up to obtain adjustments to the MTC-Tax described hereinabove and set forth in Appendix C hereof are reasonable.

     USE OF PROCEEDS

     (22) The Company's proposed application of the proceeds of the Transition Bonds as described in the Petition is reasonable and consistent with the Act. The Company has advised the BPU Staff that it will use the proceeds in a manner which will not substantially alter its overall capital structure.

     REGULATORY COMPLIANCE

     (23) In light of the specific provisions of the Act governing the Transition Bond Transaction, the Company's Petition is found to comply with N.J.A.C. 14:1-5.6 and -5.9, to the extent either might be deemed applicable.

     PERIODIC ADJUSTMENT OF THE MTC-TAX

     (24) The MTC-Tax should be subject to mandatory periodic adjustment at the same time and in substantially the same manner as adjustments to the TBC; provided, however, the Company makes reasonable efforts to utilize any and all deductions to taxable income for which it may be eligible with respect to the securitization transaction, now or in the future, whether or not such deductions are contained in the methodology presented by the Company in its Petition, so that the MTC-Tax Component does not result in the over-recovery or under-recovery of taxes to the Company.




6. ORDERS

Based on the foregoing, the record of proceedings on the Petition and the provisions of the Act and the Restructuring Order, the Board HEREBY ORDERS:

     (1) The Petition for this Financing Order pursuant to Section 14 of the Act is approved subject to the terms and conditions stated herein.

     (2) The Board hereby authorizes recovery of the Company's Bondable Stranded Costs consisting of: (1) the Capital Reduction Costs, (2) the Upfront Transaction Costs and (3) the Ongoing Transition Bond Costs; and hereby approves the methodology for the calculation and adjustment of the TBC and the MTC-Tax in accordance with the Board's Findings herein.

     BONDABLE TRANSITION PROPERTY AND TBC

     (3) The issuance of Transition Bonds by the SPE up to a maximum of $320 million, plus up to $5 million to cover additional costs associated with any hedge or interest rate swap agreement, and the transfer by the Company of the Bondable Transition Property to the SPE are authorized.

     (4) The TBC will be assessed against all existing and future ratepayers of the Company or any Successor Utility, except as provided in Section 28 of the Act and except for the single end user taking service under Service Classification GTX, and will apply equally to each such ratepayer of the Company, regardless of class, based on the amount of electricity delivered to the customer (whether purchased from the Company or an EPS) through the transmission and distribution system of the Company or any Successor Utility who may take over all or a portion of the Company's service area.

     (5) The TBC will be set at a level sufficient to recover the Ongoing Transition Bond Costs. The TBC and the MTC-Tax will remain in effect until the SPE, as owner of the Bondable Transition Property, has received TBC collections sufficient to recover the Ongoing Transition Bond Costs.

     (6) Pursuant to the Act, upon transfer by the Company of its interest in Bondable Transition Property, receipt of consideration therefor by the Company and acquisition of such Bondable Transition Property by an assignee, there will be created and established for the benefit of the assignee in accordance herewith Bondable Transition Property consisting of: (i) the irrevocable right to charge, collect and receive, and be paid from collections of, the TBC in the amount necessary to recover the Ongoing Transition Bond Costs, (ii) all rights of the Company under this Financing Order with respect to the TBC including without limitation all rights to obtain TBC True-Ups pursuant to Section 15 of the Act, and (iii) all revenues, collections, payments, money and proceeds arising under, or with respect to, all of the foregoing.

     (7) Pursuant to Section 16 of the Act, neither the Board nor any other governmental entity will have the authority, directly or indirectly, legally or equitably, to rescind, alter, repeal, modify or amend this Financing Order, to revalue, re-evaluate or revise the amount of Bondable Stranded Costs, to determine that the TBC or the MTC-Tax or the revenues required to recover Bondable Stranded Costs are unjust or unreasonable, or in any way to reduce or impair the value of the Bondable Transition Property, nor shall the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement or termination, directly or indirectly, provided, however, that nothing in this Financing Order will preclude the TBC True-Up or the MTC-Tax True-Up in accordance with the provisions hereof and of
          Section 15 of the Act.

     (8) Pursuant to Section 16 of the Act, and notwithstanding any other provision of law, this Financing Order and the TBC authorized herein will become irrevocable upon the issuance of this Financing Order and its becoming effective pursuant to Section 19 of the Act. This Financing Order, the TBC and the Bondable Transition Property will constitute vested, presently existing property rights only upon the transfer of the Company's interest in the Bondable Transition Property by the Company to an assignee and receipt by the Company of consideration for such interest in the Bondable Transition Property.

     (9) Pursuant to Section 15 of the Act, until the Ongoing Transition Bond Costs have been fully recovered, this Financing Order and the authority to meter, charge, collect and receive the TBC and the MTC-Tax will remain in effect and the Company shall be obligated to provide electricity to its ratepayers and will have the right to meter, charge, collect and receive the TBC and the MTC-Tax, which rights and obligations may be assignable solely within the discretion of the Company.

     SALE, PLEDGE AND ASSIGNMENT OF TRANSITION PROPERTY

     (10) In accordance with the Act and as described in the Petition, the Company is authorized to sell, pledge or assign any or all of its interest in the Bondable Transition Property to the SPE. The SPE is authorized to acquire the Bondable Transition Property and is approved and designated as a "financing entity" (as defined in Section 3 of the Act) for such purpose, and for the purpose of issuing Transition Bonds and pledging the Bondable Transition Property to the payment of the Transition Bonds. The transfer by the Company of the Bondable Transition Property to the SPE will be treated as a true sale and absolute transfer to the SPE, even though such transaction may be treated as a financing, and not a sale, for federal and state tax purposes, for financial accounting purposes or for other purposes. Neither this Order nor the transfer of the Bondable Transition Property nor the interest of the SPE in the Bondable Transition Property shall be defeated or otherwise affected by the commingling of TBC collections with other funds of the Company, and the portion of such commingled funds allocable to TBC collections may be determined by such methods of estimation as are set forth in the Servicing Agreement.

     (11) The SPE will pay the purchase price of the Bondable Transition Property equal to the net proceeds from the issuance of the Transition Bonds to the Company, to be applied substantially as described in the Petition and as set forth in ordering paragraph 36 of this Financing Order.

     (12) When the Company transfers its interest in the Bondable Transition Property to the SPE as described in this Financing Order, the Bondable Transition Property will arise and constitute a valid, presently existing property right, and will be vested in the SPE as an original property right and not by assignment from any other entity. The SPE will have all of the statutory rights inherent in the Bondable Transition Property, including, without limitation, the right to exercise, through the Company or any Successor Utility, any and all rights and remedies, including the right to direct the Company or any Successor Utility to shut-off electric power to a particular ratepayer to the extent permitted by Board policies and procedures and any applicable laws then in effect, and to assess and collect any amounts payable by any ratepayer in respect of such Bondable Transition Property, notwithstanding any objection or direction to the contrary by the Servicer.

     (13) When the Company transfers its interest in the Bondable Transition Property to the SPE, neither the Company nor any successor Servicer will be entitled to recover the TBC other than for the benefit of the holders of Transition Bonds in accordance with the Company's duties as Servicer of such Bondable Transition Property as authorized in this Financing Order.

     TRANSITION BONDS

     (14) The scheduled amortization upon issuance of the Transition Bonds will be up to 15 years, and the stated maturity will be up to two additional years. The Transition Bonds may be issued in series and classes with different terms. The sum of principal and interest payments in the Transition Bond Transaction will be approximately levelized as in a mortgage amortization, although the ultimate Expected Amortization Schedule may be altered as a result of market conditions or rating agency requirements. The associated MTC-Tax collections may be adjusted from time to time to reflect the changing principal and interest components of the Transition Bond debt service. One or more classes of Transition Bonds may be issued as variable rate instruments, the interest on which will be fixed or hedged in accordance with the terms of a hedging arrangement consistent with this Financing Order. In addition, the Company may, at any time after the issuance of this Financing Order, request that the Designee authorize a hedging arrangement as described in paragraph 2(e) herein to reduce interest rate risk.

     (15) The amount of Transition Bonds to be issued (not to exceed $320 million) is approved as described herein. The Company should be afforded substantial flexibility in establishing the provisions of the Transition Bonds, and the final structure, pricing, terms and conditions of the Transition Bonds (including any hedging arrangement described in paragraph 2(e)) will, to the extent consistent with the provisions of this Financing Order, be determined by the Company and approved by the Board or its Designee pursuant to his delegation of authority from the Board, pursuant to Sections 14(b)(4) and 15(a)(3) of the Act, at the time Transition Bonds are priced and/or any such hedging arrangement is entered into. The Designee may rely conclusively on the finding of the tangible and quantifiable benefits of securitization in Paragraph 6 of Section 5 hereof, as required by
          Section 14(b)(3) of the Act, upon the advice of the Board's Financial Advisor provided in the form of Appendix H hereto and upon information provided to the Designee by the Company to support any Designee Certification. Any Designee Certification shall be substantially in the form of Appendix A hereto, shall constitute a part of this Financing Order, shall constitute a full and complete record of the determinations and approvals made therein and full satisfaction of the requirements of Sections 14(b)(4) and 15(a)(3) of the Act, and shall be final and uncontestable as of its date.

     (16) The issuance and sale of the Transition Bonds through negotiation with underwriters is approved.

     RECOVERY OF BONDABLE STRANDED COSTS

     (17) In accordance with Section 20 of the Act, Transition Bonds will be recourse only to the credit and assets of the SPE. Investment income earned on the trust accounts held by the Transition Bond Trustee may be used to satisfy current scheduled interest and principal payments on the Transition Bonds and related expenses and to replenish the SPE's equity and the Required Overcollateralization Schedule. Investment income in the Capital Subaccount not used currently for this purpose will be released to the SPE. Any earnings in excess of amounts required to be held in such trust accounts (other than the Capital Subaccount) will reduce the TBC annually through the TBC True-Up.

     (18) The Capital Reduction Costs and Upfront Transaction Costs (including hedging costs permitted to be securitized as described in Section 2(e) hereof) up to $12.6 million in the aggregate are authorized to be recovered through the issuance of Transition Bonds.

     (19) The Ongoing Transition Bond Costs, including recovery of amounts owed under any hedging arrangement which are not securitized, as described herein are authorized to be recovered through the TBC; provided, however, that the amounts owed to the Company by the SPE under any hedging arrangements shall bear interest at the weighted average yield on the Transition Bonds and shall amortize on a pro rata basis with the amount of the Transition Bonds.

     REPORTS

     (20) The Designee will make his determinations and approvals of the pricing of the Transition Bonds upon receipt from the Company of the Pricing Advice Certificate(s) substantially in the form of Appendix D hereto. Within two business days after the pricing of the Transition Bonds, the Designee shall file with the Secretary of the Board a Designee Certification substantially in the form of Appendix A hereto. As provided in ordering paragraph 15 of this Financing Order, any Designee Certification will be final and uncontestable as of its date and will represent final approval, pursuant to Sections 14(b)(4) and 15(a)(3) of the Act, of the structure, pricing, terms and conditions of the Transition Bonds. No delay or error in such filing will affect the validity of this Financing Order, the Bondable Transition Property or the Transition Bonds.

     (21) Pursuant to Section 15 of the Act, not later than five business days after the issuance and sale of the Transition Bonds, the Company will notify the Secretary of the Board, in an Issuance Advice Letter substantially in the form of Appendix B hereto, of the initial TBC and MTC-Tax (which are hereby approved), the Expected Amortization Schedule approved in the Designee Certification and related matters. The Issuance Advice Letter will be automatically effective upon filing with the Secretary of the Board. No delay or error in such filing will affect the validity of this Financing Order, the Bondable Transition Property or the Transition Bonds.

     SERVICING OF TRANSITION BONDS

     (22) The Company, as Servicer, is authorized to enter into a servicing agreement, substantially as described in the SEC Filing, with the SPE pursuant to which the Company agrees to continue to operate its distribution system to provide service to its customers, to impose, charge, collect and receive the TBC with respect to Bondable Transition Property for the benefit and account of such SPE or its assigns, and to account for and remit these amounts to or for the account of such SPE or its assigns in the manner described in the Petition.

     (23) Each ratepayer's monthly bill will note that a portion of the charges on such bill represents amounts being collected on behalf of the SPE as owner of the Bondable Transition Property.

     (24) Payments from ratepayers will be applied first to sales taxes (which the Company will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated pro rata: (i) to the TBC, (ii) to the MTC-Tax and (iii) to the Company's other charges based on the proportions that the TBC, the MTC-Tax and the Company's other charges bear to the total charges billed. If the Transition Bonds are issued in more than one series, partial payments of the TBC will be allocated to each respective series so issued, pro rata, based on the respective amounts owed under each series.

     (25) Pursuant to Section 22 of the Act, in the event of a default by a Servicer under any servicing agreement with respect to Transition Bonds, upon application of the SPE or the Transition Bond Trustee, the Board will designate a successor Servicer for the Bondable Transition Property, who will promptly assume billing and collection responsibilities for the TBC and the MTC-Tax. The Board will act on an expedited basis to designate within 30 days such successor Servicer. Such successor Servicer will assume all rights and obligations of the initial Servicer.

     (26) The Board will only permit any successor Servicer to replace the Company as Servicer in any of its servicing functions with respect to the TBC and the Bondable Transition Property authorized by this Financing Order upon determining that approving or requiring such successor Servicer will not cause then current credit ratings on Transition Bonds to be withdrawn or downgraded.

     (27) Any EPS that proposes to collect and remit the TBC and associated MTC-Tax must (i) meet the creditworthiness criteria to be established by the Board, and at a minimum, the criteria set forth and approved below in this Financing Order; and (ii) comply with the billing, collection and remittance procedures and information access requirements set forth below.

     (28) The Board will only authorize a EPS to bill and collect the TBC and associated MTC-Tax with respect to power sold by it, for remittance to the Servicer if: (i) such EPS agrees to remit the full amount of all charges it bills to customers for services provided by the Company or any Successor Utility, together with amounts related to the TBC and the MTC-Tax, regardless of whether payments are received from such customers, within 15 days of the Company's (or any successor Servicer's) bill for such charges; (ii) such EPS agrees to provide the Servicer with total monthly kWh usage information for each customer in a timely manner to enable the Servicer to fulfill its obligations, because such information is the basis for assessing the required level of such remittances; and (iii) the Servicer is entitled, seven days after a default by the EPS in remitting any charges payable to the Company, including amounts related to the TBC and the MTC-Tax, to assume responsibility for billing all charges for services provided by the Company or any Servicer, including the TBC and the MTC-Tax, or to transfer responsibility to a qualifying third party. In addition, if and so long as such EPS does not maintain at least a "Baa2" and "BBB" (or the equivalent) long-term unsecured credit rating from Moody's Investors Service and Standard & Poor's Rating Services, respectively, such EPS will maintain, with the Servicer or as directed by the

          Servicer, a cash deposit or comparable security equal to two months' maximum estimated collections of all charges payable to the Company, including the amounts related to the TBC and the MTC-Tax, as must be agreed upon by the Company (or any Successor Servicer) and the EPS. In the event of a default in the remittance of any such amounts by an EPS, any shortfall in TBC collections or MTC-Tax collections by an EPS will be included in the TBC True-Up and the MTC-Tax True-Up as described in Revised Exhibit E of the Petition.

     (29) Customers will continue to be responsible for payment to the Servicer of the TBC and the MTC-Tax billed by an EPS, to the extent such customer has not paid the TBC or MTC-Tax billed to it. In the event of a failure of any customer to pay the TBC or MTC-Tax, the Company is authorized to shut-off power, or a successor Servicer is authorized to direct the Successor Utility to shut-off power, to such customer in accordance with Board policies and procedures and any applicable laws then in effect.

     (30) The Servicer will be entitled to an annual servicing fee equal to .125% of the aggregate initial principal amount of the Transition Bonds (the "Servicing Fee"). The Board approves the Servicing Fee as described herein. The Board also approves a higher annual Servicing Fee of any successor Servicer of up to 1.25 % of the initial principal balance of the Transition Bonds.

     THE TBC: ESTABLISHMENT AND ADJUSTMENT

     (31) The methodology used to calculate the TBC, the TBC True-Up and the MTC-Tax True-Up, as described in Appendix C hereof, is approved.

     (32) Pursuant to Section 15 of the Act, the initial TBC and MTC-Tax will be filed with the Secretary of the Board in the Issuance Advice Letter and will be effective upon such filing, to be adjusted up or down, as necessary, by the TBC True-Up and MTC-Tax True-Up.

     (33) In accordance with Section 15 of the Act, the Servicer, on behalf of the Company and the pledgees or transferees of the Bondable Transition Property, is authorized to file with the Secretary of the Board periodic TBC True-Ups, at least annually but not more frequently than quarterly (or monthly in the last year before the scheduled maturity of the Transition Bonds and continuing until final maturity of the Transition Bonds), to the extent necessary to ensure the timely receipt of revenues equal in amount to required payments of Ongoing Transition Bonds Costs. Each such adjustment shall be formula-based, shall be in the amount required to ensure the timely receipt of revenues sufficient to provide for the full and timely recovery of Bondable Stranded Costs, including, without limitation, the timely payment of principal of, and interest and acquisition or redemption premium on, the Transition Bonds issued to finance such Bondable Stranded Costs. The periodic adjustments will be filed in substantially the form attached to this Financing Order as Appendix E.

     (34) The Company will propose each TBC True-Up in a filing with the Secretary of the Board at least 30 days in advance of the date upon which it is requested to be effective. The proposed adjustment will become effective on an interim basis on the date on which it is requested to be effective and, in the absence of a Board Order to the contrary correcting manifest error (i.e., an arithmetic error evident on the face of the filing), will become final 60 days after the filing.

     (35) If necessary to ensure the timely recovery of the Ongoing Transition Bond Costs and the MTC-Tax, the Board will approve adjustments to the methodology as proposed by the Company in "non-routine" adjustments to the TBC and the MTC-Tax.

     USE OF TRANSITION BOND PROCEEDS

     (36) The Company will use the proceeds of the Transition Bonds, net of transaction costs and any costs of credit enhancement for the Transition Bonds paid from the proceeds, to reduce its otherwise recovery-eligible Bondable Stranded Costs through the retirement of the Company's debt or equity, or both (including transactions completed prior to the date of this Financing Order). The Company is authorized to apply the proceeds to retire debt, equity or both, substantially as set forth in the Petition, and to pay any accrued interest and accrued preferred dividends from the date of issuance of the Transition Bonds to the date of retirement, and to pay any premium, unamortized discounts and other fees, costs and charges associated with such retirement. No failure to apply the proceeds in accordance with the Restructuring Order or this Financing Order shall affect the sale of the Bondable Transition Property or the right to collect the TBC.

     APPROVAL OF SERVICING AGREEMENT, ADMINISTRATION AGREEMENT, SALE AGREEMENT, HEDGING ARRANGEMENT, IF ANY, AND OTHER AGREEMENTS OR TRANSACTIONS

     (37) The Company's entering into a servicing agreement, an administration agreement, a sale agreement, any hedging arrangement and any other Transition Bond Transaction documents with the SPE or any other party consistent with the terms of this Financing Order and/or substantially as described in the SEC Filing and such other related transaction documents and other dealings between the Company and the SPE or any other party as contemplated therein and herein are authorized.

     ACCOUNTING FOR CERTAIN BENEFITS

     (38) Pursuant to Section 15 of the Act, any amount of the TBC collections held by the Transition Bond Trustee in excess of those amounts necessary to fully recover the Ongoing Transition Bond Costs will be applied as a credit to reduce the TBC through the TBC True-Up, as described in the Petition, except that if more than one series of Transition Bonds is sold, all such requirements with respect to such Transition Bonds will be aggregated for purposes of determining whether or not the total TBC collected exceed the total of such requirements for all such Transition Bonds.

     (39) Upon retirement of all outstanding Transition Bonds and payment of any related Ongoing Transition Bond Costs and other Bondable Stranded Costs, any remaining amounts held by the Transition Bond Trustee will be released to the SPE. The Company's equity in the SPE may be distributed to the Company. The Company will credit an amount equal to any remaining TBC (but not investment earnings on funds in the Capital Subaccount), less any amount of any unpaid MTC-Tax charges and any amount that was withdrawn and not replenished to the SPE's equity, to its electric customers against its distribution charges. Any overcollected MTC-Tax charges shall also be credited to the Company's electric customers against the Company's distribution charges.

     (40) Not more than nine months following issuance of the Transition Bonds, the Company will file with the Board a reconciliation statement for Upfront Transaction Costs and Capital Reduction Costs. If the sum of Upfront Transaction Costs and Capital Reduction Costs exceeds $12.6 million, or if the sum of Upfront Transaction Costs (plus any hedging costs associated with any hedging arrangements entered into prior to the pricing of the Transition Bonds) and Capital Reduction Costs is less than $12.6 million, any difference will be accounted for by an appropriate adjustment made to the Deferred Balance, as that term is used in the Restructuring Order. Prior to being expended for their intended purpose, earnings on proceeds from the Transition Bonds issued to pay transaction costs (Capital Reduction Costs and Upfront Transaction Costs (plus any hedging costs associated with any hedging arrangements entered into prior to the pricing of the Transition Bonds)) shall be credited to the beginning balance of deferred costs associated with the Company's Societal Benefits Charge, and bear interest at the rate applicable to such balance as set forth in Ordering Paragraph 12 on page 106 of the Restructuring Order. The failure to file such statement or any delay in filing the same or making such credits shall not affect the validity of this Financing Order, the Bondable Transition Property or the Transition Bonds.

     RECORDS

     (41) Pursuant to Section 21 of the Act, the Company or another Servicer on its behalf will maintain or cause to be maintained records of TBC and associated MTC-Tax collections which have been assessed and collected by the Company, as Servicer, under this Financing Order and the Restructuring Order, respectively. Such records, and any records of a financing entity, will be made available by the Company for inspection and examination within a reasonable time upon demand therefor by the Board or the related financing entity.

     MTC-TAX ESTABLISHMENT AND ADJUSTMENT

     (42) Pursuant to the Restructuring Order and this Financing Order, the Company is authorized to file with the Board proposals for mandatory periodic MTC-Tax True-Ups authorized by the Board in the Restructuring Order. The methodology used to calculate the MTC-Tax and the MTC-Tax True-Up, as described in Appendix C hereto, is approved. Pursuant to
          Section 15 of the Act, the initial MTC-Tax will be filed with the Secretary of the Board in the Issuance Advice Letter and will be effective upon such filing, to be adjusted up or down, as necessary, by the MTC-Tax True-Up. The MTC-Tax True-Up shall be made substantially in the same manner and at the same time as the TBC True-Up for the TBC in order to insure receipt of revenues sufficient to recover the MTC-Tax Component. Unless the Company or the Board proposes an adjustment to the methodology used to calculate the MTC-Tax, any MTC-Tax True-Up will become effective 30 days after filing absent manifest error and, in the absence of a Board Order to the contrary, will become final 60 days after filing. The periodic adjustments will be filed in substantially the form attached to this Financing Order as Appendix E hereto.

     (43) It is the express intention of the Board that the Company shall not overrecover or underrecover the MTC-Tax Component. Accordingly, the Company shall adjust the methodology used to calculate the MTC-Tax to reflect changes in federal income tax or state corporate business tax rates and any other changes to the application or interpretation of such laws, provided such changes are either "generic" (affect all taxpayers such as a prospective change in the tax rate) or are securitization-related.

          Any proposed adjustment to the MTC-Tax methodology by the Company shall be submitted to the Secretary of the Board no less than 60 days prior to its proposed effective date and shall become effective on the proposed effective date absent a Board Order to the contrary; provided, however, that the existing methodology shall remain effective in the interim.

     (44) As provided in Section 23(a)(4) of the Act, the Company's right to recover the MTC-Tax Component will in no way affect or impair the legal true sale and absolute transfer of the Bondable Transition Property to the SPE, or otherwise affect the legal rights and attributes of the Bondable Transition Property under the Act or under this Financing Order.

     MISCELLANEOUS

     (45) Pursuant to Section 19 of the Act, this Financing Order will be effective only in accordance with the terms hereof and upon the written consent of the Company to all such terms.

     (46) Pursuant to Section 25 of the Act, the consideration or approval by the Board of a petition by the Company under the Act, including this Financing Order and the periodic adjustment provided in Section 15 of the Act, will be wholly separate from, and will not be utilized in the Board's consideration of, any other ratemaking or other proceeding involving the Company, except as otherwise provided in Sections 39 and 40 hereof and in the Act.

     (47) Any holder of a Transition Bond and the Transition Bond Trustee, for the benefit of such holders, are entitled to the benefit of the pledges and agreements of the State of New Jersey set forth in the Act and each of JCP&L, the SPE and the Transition Bond Trustee is authorized to include such pledges and agreements in any contract with the holders of the Transition Bonds, the Transition Bond Trustee or with any assignees.

This Financing Order is issued subject to the following provisions, failure of compliance with which shall not affect the rights of the holders of the Transition Bonds:

     (1) The Company will furnish the Secretary of the Board with copies of all documents as executed and filed with other regulatory agencies relating to the Transition Bonds.

     (2) The Company will quarterly file with this Board a statement setting forth details with respect to the disbursement of net proceeds of the Transition Bonds and their use in retiring debt or equity or both.

     (3) This Financing Order will not be construed as a certification that the Transition Bonds will be secured by tangible or intangible assets of commensurate value or investment costs.

     (4) The Board hereby designates Commissioner Jeanne M. Fox or, in her absence, any other Commissioner, as its Designee under this Financing Order. Such Designee shall act only in accordance with the Designee Guidelines approved herein and attached hereto as Appendix F hereto.

DATED:                                          BOARD OF PUBLIC UTILITIES
                                                BY:




                                                JEANNE M. FOX
                                                ACTING PRESIDENT




                                                FREDERICK F. BUTLER
                                                COMMISSIONER

                                                CAROL J. MURPHY
                                                COMMISSIONER

                                                CONNIE O. HUGHES
                                                COMMISSIONER

ATTEST:

         HENRY M. OGDEN
         ACTING BOARD SECRETARY

                             CONSENT OF THE COMPANY

Pursuant to Section 19 of the Act, the Company hereby consents to all of the terms of this Bondable Stranded Costs Rate Order, this ____ day of _________, 2002.

                                       JERSEY CENTRAL POWER
                                       & LIGHT COMPANY
                                       BY:



                                       _______________________________

                                      INDEX

1.    PROCEDURAL HISTORY.......................................................2
--    ------------------
2.    TRANSITION BOND TRANSACTION..............................................5
--    ---------------------------
   a.  Proposed Structure......................................................5
   --  ------------------
   b.  Recovery of Upfront Transaction Costs...................................8
   --  -------------------------------------
   c.  Recovery of Capital Reduction Costs.....................................8
   --  -----------------------------------
   d.  Recovery of Ongoing Transition Bond Costs...............................8
   --  -----------------------------------------
   e.  Approval of Final Terms and Conditions: Transition Bond Transaction.....9
   --  -------------------------------------------------------------------
   f.  TBC    ................................................................12
   --  ---
   g.  Periodic Adjustments to the TBC and MTC-Tax............................13
   --  -------------------------------------------
   h.  Remittance of TBC Collections..........................................14
   --  -----------------------------
   i.  Credit Enhancement.....................................................15
   --  ------------------
   j.  Formation of SPE.......................................................15
   --  ----------------
   k.  Bondable Transition Property...........................................15
   --  ----------------------------
   l.  Sale of Bondable Transition Property to SPE............................16
   --  -------------------------------------------
   m.  Issuance of Transition Bonds...........................................16
   --  ----------------------------
   n.  Nonbypassable TBC and MTC-Tax..........................................16
   --  -----------------------------
   o.  Electric Power Suppliers...............................................17
   --  ------------------------
   p.  Servicing..............................................................18
   --  ---------
   q.  Tax Recoveries - Accounting and Related Issues.........................18
   --  ----------------------------------------------
3.    RATEPAYER BENEFITS......................................................18
--    ------------------
4.    USE OF PROCEEDS.........................................................19
--    ---------------
5.    FINDINGS WITH RESPECT TO PETITION.......................................19
--    ---------------------------------
6.    ORDERS..................................................................23
--    ------




                                   APPENDICES

Appendix A                 Form of Designee Certification

Appendix B                 Form of Issuance Advice Letter

Appendix C                 Revised Exhibit E to the Petition

Appendix D                 Form of Pricing Advice Certificate

Appendix E                 Form of True-up Letter

Appendix F                 Designee Guidelines

Appendix G                 Form of Underwriter Certification

Appendix H                 Form of Bear Stearns Letter